Lauren Constructors, Inc.


June 16, 1995

Penn Octane
5100 Westheimer
Suite 200
Houston, TX  77056

Attention:  Mr. Mark Cassaday

In accordance with recent negotiation between Penn Octane and Lauren and Janik, the following settlement agreement is reached.

1. Lauren and Janik agree to stay its pending lawsuit so long as Penn Octane does not breach this settlement agreement.

2. Lauren and Janik agrees to resume work at the terminal to address the items referenced in Barry Green's letter of May 8, 1995. Both Penn Octane and Lauren and Janik agree that resumption of work at the terminal will be scheduled within a reasonable period of time after Penn Octane provides written notification to Lauren and Janik to resume work on a time and material basis. Prior to the resumption of any work, Penn Octane must reach an agreement with all remaining material suppliers for resumption of Linco, and Penn Octane will either advance to Lauren and Janik, or place into an escrow account, $35,000 to be drawn against by Lauren and Janik as costs are incurred. If Penn Octane elects to place the necessary funds in an escrow account, Penn Octane agrees to maintain the account balance at $35,000 until all work is completed.

Penn Octane further agrees that Lauren and Janik are not responsible for the costs to replace material components previously purchased by Penn Octane or the costs to purchase new equipment requested to enhance the facility.

3. The parties agree that the amount due, exclusive of amount to be incurred under item 2, to both Lauren and Janik as of May 31, 1995, including all principal, interest, costs, and attorney's fees, and including offsets for Penn Octane's claim for damages for lost income and other damages, shall be $1,308,000 (hereinafter referred to as the "Amount Due").
 The Amount Due shall be allocated between Lauren and Janik as they deem appropriate.

4. An interest rate of 12% per annum will be used for all amounts paid over time.

5. Lauren and Janik agree to the use of a four-year monthly amortization of the amount due with an occuring interest rate of 12 percent per annum and a one-year balloon payment. Monthly payments are calculated to be $34,445 --- $28,283 to Lauren and $6162.00 to Janik. The first payment is to be made on or before July 14, 1995.

6.  Penn Octane will make additional monthly payments as follows:

a. for any month that Penn Octane sells 6 million gallons or more through its terminal, Penn Octane will pay Lauren and Janik, jointly, $20,000 in addition to the base monthly payment; or

b.  for any month that Penn Octane sells at least
 7 million gallons through its terminal, Penn Octane will pay Lauren and Janik, jointly, $40,000 in addition to the base monthly payment; or

c.  for any month that Penn Octane sells at least
 8 million gallons through its terminal, Penn Octane will pay Lauren and Janik, jointly, $60,000 in addition to the base monthly payment; or

d.  for any month that Penn Octane sells at least
 9 million gallons through its terminal, Penn
 Octane will pay Lauren and Janik, jointly, $80,000 in addition to the base monthly payment.

e.  for any month that Penn Octane sells
 10 million gallons or more through its terminal, Penn Octane will pay Lauren and Janik, jointly, $100,000 in addition to the base monthly payment.

7. Assignment of Funds: As security for the payout agreement, Penn Octane will agree to execute and deliver any assignment conveying and assigning all of Penn Octane's interest in any and all funds received from the following sources until the Amount Due is paid in full:

a. IBC Litigation, Arbitration and/or, Settlement, less attorneys' fees, costs and expenses, and any amounts due IBC, and

b. National Power Exchange Group sales proceeds received after the date of settlement of this matter, less the amount of accrued interest previously pledged to Allstate.

8. As additional security for the payout arrangement, and as an additional provision of this agreement, Penn Octane agrees that if and when it receives the gross sum of $1,500,000 from any secondary offering, private placement, or any other capital infusion or investment in Penn Octane from any source, Penn Octane will then pay the amount due to Lauren and Janik, in full, within three (3) business days of the receipt of these funds by Penn Octane. This immediate payment will be made by Penn Octane to Laur been paid to Lauren and Janik.

9. Additional Collateral: As additional collateral for this Payout and Note Agreement, Penn Octane will arrange to place in ascrow, for the benefit of Lauren and Janik, an amount of its free-trading common stock equal to the number of shares necessary to approximate two times the anticipated monthly payment of $34,445 due Lauren and Janik, plus brokerage costs, to be used only in the event that Penn Octane's actual monthly payment is past due in excess of 15 days. If it becomes necessary for Lauren and J this agreement.

10. Penn Octane specifically acknowledges that it is in breach of this agreement if the entire amount due is not paid in full on or before August 15, 1996 and agrees to pay Lauren and Janik interest at the rate of 18% per annum, or interest at the highest rate allowed by law, whichever is less, until the entire amount due is paid in full.

11. Lauren and Janik maintain that Mechanic's and Materialman's Liens previously filed by each of them are valid. Penn Octane has maintained and continues to maintain and assert that these Mechanic's and Materialman's Liens are invalid and unenforceable.

12. All payments made by Penn Octane to Lauren and Janik under any payout arrangement would be applied first toward interest, court costs, and attorney's fees, and then to the reduction of principal. Lauren and Janik will provide written documentation of exact amounts for interest, court costs, and attorney's fees through payment dates. To the extent that any lump sum payments are made by Penn Octane to Lauren and Janik during the time of a payout arrangement prior to the one-year balloon, then these lum sts, and principal in the mannor described in this paragraph but would not substitute for regular and periodic installment payments.

13. Under this payout arrangement, lauren and Janik would have the right to audit the sales volumes by examining the original load tickets and weight tickets evergy thirty days. These sales volumes would form the basis of the payments per gallon described herein.

If you are in agreement with the above please have an authorized representative of Penn Octane sign and return this letter.

Sincerely,

LAUREN CONSTRUCTORS, INC.                   Thomas G. Janik & Associates, Inc.

C. Cleve Whitener                      Thomas G. Janik


C. Cleve Whitener                      Thomas G. Janik
President                                   President


Accepted:

Penn Octane Corporation

By:  Mark D. Casaday
Date:  June 21, 1995



Mr. Tom Serleth
Penn Octane
5847 San Felipe, Suite 3420
Houston, Texas   77057


Re: Agreed Partial Payment Under
    June 16, 1995 Payout Agreement

Dear Tom:

As you know, Penn Octane has been making monthly payments to Lauren Constructors, Inc. and Tom Janik and Associates, Inc. between June 30, 1995 and July 1, 1996, pursuant to that certain payout agreement of June 16, 1995 executed by Lauren, Janik and Penn Octane. All principal and accrued interest under that payout agreement became fully due and payable on or before August 14, 1996 by balloon payment. That payment, in full, was not made by Penn Octane.

Subsequently, Lauren, Janik and Penn Octane have been negotiating a modification of this payout agreement whereby continuing installment payemnts will be made by Penn Octane with additional collateral provided to Lauren and Janik as new consideration for this arrangement including, without limitation, a first lien position on the improvements for the plant on the premises leased from the "port authority" further secured by a mortgagees title polidy in favor of Lauren and Janik for the full amount of principal and accrued interest remaining on the indebtedness. In that regard, Penn Octane fully acknowledges and ratifies that the current remaining balance of principal and
 accrued interest on the amount due to Lauren and Janik is $449,613.03 through October 10, 1996.

Lauren, Janik and Penn Octane intend to execute all documents necessary to complete this payout modification involving the first lien position on the leased premises and the mortgagee's title policy in the next few days. In anticipation of the execution of those documents, and as further consideration for Lauren and Janik's willingness to renew and extend the installment payout of this indebtedness rather than requireing the immediate payment of all principal and accrued interest, all parties agree that Penn Octane will make an immediate lump sum interim payment in the amount of $41,555 to Lauren and $8,945 with regular monthly payments resuming November 14, 1996 and all unpaid amounts coming due April 14, 1997.

Penn Octane acknowledges that neither Lauren nor Janik are waiving any of their rights to enforce the provisions of the June 16, 1995 payout agreement of the terms and provisions of previously filed mechanic's or materialmen's liens, but instead this is a good faith expression between the parties to allow Penn Octane to continue partial paymetns of the overall amount due while the documentation for the first lien position and mortgagee's title policy are being completed. Consistent with the June 16, 1995 p payout arrangement will be applied first toward interest, court costs and attorney's fees, and then to the reduction of principal. Likewise, to the extent that any lump sum payments are made by Penn Octane to Lauren and Janik during the time of any payout arrangement, then these lump sum payments would be applied to the overall outstanding balance of the amount due, with application being made first to interest, attorney's fees, court costs, and then to principal, but these lump sums would not substitute

 All parties signing this document are authorized representatives for their respective organizations. If this agreement meets with your approval, please execute it and return it to my office at your earliest convenience.


Sincerely yours,

LAUREN CONSTRUCTORS, INC.



By:  C. Cleve Whitener
    C. Cleve Whitener, President


THOMAS G. JANIK & ASSOCIATES, INC.


By:  Thomas G. Janik
    Thomas G. Janik, President


ACCEPTED:

PENN OCTANE CORPORATION


By:  Thomas A. Serleth, Executive Vice President
Date:     10/10/96